EXHIBIT 99.1

August 26, 2003

FOR IMMEDIATE RELEASE
Major Markets Circuit

Dateline:	Longview, Washington

Contact:	R. H. Wollenberg
		President and Chief Executive Officer
		Phone:  (360) 425-1550


LONGVIEW FIBRE COMPANY REPORTS THIRD QUARTER RESULTS

     LONGVIEW, Wash., August 26, 2003 - Longview Fibre Company (NYSE:LFB) today announced financial results for its third fiscal quarter ended July 31, 2003.

     Sales for the third fiscal quarter were $194.3 million, compared with $193.2 million for the same period last year. Third quarter operating profit totaled $10.4 million compared with $16.7 million in last year's third fiscal quarter. The company reported a net loss of $177,000, or $0.00 per share, compared with net income of $3.2 million, or $0.06 per share, for the third quarter of fiscal 2002. Through the first nine months of fiscal 2003, the company has generated net income of $1.7 million on sales of $565.5 million, compared with a net loss of $2.8 million on sales of $554.0 million in the first nine months of fiscal 2002.

     R. H. Wollenberg, President and Chief Executive Officer, said, "Our results through the first nine months of fiscal 2003 reflect the positive impact of our efficiency initiatives, despite weak demand from the sluggish domestic and Asian economies. Cash provided by operations through the first nine months of fiscal 2003 increased 92 percent, to $75.0 million, compared with $39.1 million through the first nine months of fiscal 2002. We used this cash to pay down approximately $48.3 million in total borrowed debt so far this fiscal year and $96.2 million in the past 12 months. We expect capital expenditures for the full year to finish at or below our original budget of $43 million and we've managed inventory and other working capital effectively through this period of reduced demand.

     "Looking ahead to our fourth fiscal quarter, we are experiencing a modest seasonal increase in demand that should allow us to operate our Longview mill at a utilization rate approaching 75 percent and realize further cash flow improvement from increased efficiencies. Our business process improvement initiative is ongoing, with the addition of new commodities to our procurement program. Coupled with the benefits already accruing from changes implemented over the past two years, these are intended to further reduce our breakeven mill utilization levels, enhance our competitive posture in the marketplace for specialty paper and paperboard and containers, and position us to realize greater operating leverage from any seasonal or cyclical upturn in demand."

Third Quarter 2003 Compared with the Third Quarter 2002:

     The utilization rate at the company's Longview mill during the third quarter, with nine of twelve paper machines operating, was approximately 68 percent, compared with 70 percent in the second quarter of fiscal 2003 and 77 percent in last year's third quarter. The company plans to continue to keep three higher-cost, less-efficient paper machines temporarily shut down until improved market demand for Kraft paper and paperboard warrants additional capacity.

     Timber segment sales in the third quarter declined 7.4 percent, to $40.1 million, and operating profit declined 11.8 percent to $14.9 million, compared with sales and operating profit of $43.3 million and $16.9 million, respectively, for the same period last year. Log volume decreased 9.4 percent while average log prices were comparable to last year. Domestic log volume decreased 13.3 percent while average prices declined 3.3 percent. Export log volume increased 2.8 percent coupled with a 4.0 percent increase in average prices, compared to the third quarter of fiscal 2002. Domestic lumber sales volumes and pricing remained similar to year ago levels, increasing 1.1 percent on both metrics.

     In the company's paper and paperboard segment, sales increased 12.2 percent from last year's third quarter, to $53.2 million from $47.5 million. The segment experienced an operating loss of $3.0 million in the third quarter of fiscal 2003 compared with an operating loss of $2.5 million for the same period last year.

    Paper volume increased 15.5 percent over the third quarter of fiscal 2002, to 74.9 thousand tons from 64.9 thousand tons, while overall paper pricing remained unchanged from one year ago. Domestic paper volume increased 22.7 percent while export paper volume declined 2.6 percent due to events that adversely affected Asian economies. Export paper prices improved
12.4 percent due to the weaker U.S. dollar, completely offsetting the 4.5 percent decline in domestic paper prices.

     Paperboard volume decreased 10.6 percent compared with the third quarter of fiscal 2002, to 19.4 thousand tons from 21.7 thousand tons.
Export paperboard volume declined 16.0 percent, partially offset by a 1.7 percent increase in domestic volume. Average paperboard prices were up 6.4 percent compared with the third quarter of fiscal 2002, with export prices up
9.6 percent against a decline of 0.9 percent in domestic prices.

     Sales in the company's converted products segment declined 1.4 percent from the third quarter of fiscal 2002, to $101.0 million from $102.4 million, on a 2.8 percent decline in volume and a 1.5 percent increase in average price. The segment experienced an operating loss of $1.5 million in the third quarter of fiscal 2003, compared with an operating profit of $2.3 million for the same period last year.

     Capital expenditures, including timberlands, totaled $8.6 million during the third quarter of fiscal 2003, bringing the total through the first nine months of the fiscal year to $29.8 million. During the quarter, the company paid down $12.0 million of borrowed debt, bringing the balance to $526.0 million, $48.3 million below the October 31, 2002 year-end level.

     At its regularly scheduled board meeting held June 13, 2003, the Board of Directors voted to pay a quarterly dividend at $0.02 per share. The board will continue to regularly review the dividend and adjust it as appropriate as the company's operating results and debt levels warrant.

Investor Conference Call

     The company will host a conference call Wednesday, August 27, 2003 at 1:00 p.m. EDT, available to interested parties by dialing (888) 603-6951 from the U.S. and Canada, or (706) 679-5742 from international locations. A telephone replay of the call will be available through midnight September 10 by dialing (800) 642-1687 from the U.S. and Canada, or (706) 645-9291 from international locations, and providing conference ID 2456340. A copy of this press release and supplemental financial information will be available at or prior to the conference call in the Investor Relations section of the company's Web site, at www.longviewfibre.com.

About Longview Fibre Company

     Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 570,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre's manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington; a network of 17 converting plants in 12 states; and a sawmill in central Washington. The company's products include: logs; corrugated and solid-fiber containers; commodity and specialty Kraft paper; paperboard; dimension and specialty lumber; and paper bags. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company's Web-site at www.longviewfibre.com.

Forward-Looking Statements

     This press release contains forward-looking statements, including statements concerning the ability to leverage any seasonal or cyclical upturn in demand for the company's products; anticipated pricing and market conditions for the company's products; capacity utilization, including utilization rate of the Longview mill; capital expenditure levels; future reductions of debt; possible effects of changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; anticipated benefits of cost reduction efforts and efficiency initiatives; future dividend levels; ability to resume operation of certain equipment upon increases in demand; and cash flow improvements. Forward-looking statements are based on the company's estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events could differ materially from those anticipated by the company due to a variety of factors, including, among others, developments in the world, national, or regional economy or involving the company's customers or competitors affecting supply of or demand for the company's products and energy; changes in product and energy prices; our inability to successfully implement, or obtain the benefits of, further efforts in our business process improvement initiative; changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; and unforeseen developments in the company's business, including unforeseen capital requirements or reduced cash from operations. The company does not undertake any obligation to update forward-looking statements should circumstances or the company's estimates or projections change.

                     (Financial Tables Follow)

Consolidated Statement of Income (Unaudited)
                                           THREE MONTHS      NINE MONTHS
                                          ENDED JULY 31     ENDED JULY 31
(thousands except per share)                2003     2002     2003      2002
Net sales                               $194,265 $193,172 $565,509  $553,978
Cost of products sold, including outward
 freight                                 165,164  158,161  482,067   477,233
Gross profit                              29,101   35,011   83,442    76,745
Selling, administrative and general
 expenses                                 18,672   18,328   53,297    56,056
Operating profit                          10,429   16,683   30,145    20,689
Interest income                              119      228      272     1,708
Interest expensed                        (11,062) (11,950) (32,940)  (33,220)
Miscellaneous                                233       61    5,269     2,399
Income (loss) before income taxes           (281)   5,022    2,746    (8,424)
Provision for taxes on income               (104)   1,858    1,016    (5,617)

Net income (loss)                       $   (177) $ 3,164 $  1,730  $ (2,807)
  Per share                             $      -  $  0.06 $   0.03  $  (0.05)
Dividend paid per share                 $   0.02 $      - $   0.04  $   0.03
Average shares outstanding                51,077   51,077   51,077    51,077
Net income (loss) - % of net sales          (0.1)     1.6      0.3      (0.5)

Segment and Other Information (Unaudited)
                             THREE MONTHS                 NINE MONTHS
                            ENDED JULY 31                ENDED JULY 31
                                              %                            %
(thousands)                2003     2002 CHANGE       2003      2002  CHANGE
Net sales:
  Timber               $ 40,066 $ 43,290  - 7.4  $ 120,880  $125,165   - 3.4
  Paper and paperboard   53,237   47,454  +12.2    148,773   123,845   +20.1
  Converted products    100,962  102,428  - 1.4    295,856   303,087   - 2.4
  Power sales                 -        -      -          -     1,881       -
                       $194,265 $193,172  + 0.6  $ 565,509  $553,978   + 2.1

Operating profit (loss):
  Timber               $ 14,882 $ 16,873  -11.8  $  48,083  $ 53,779   -10.6
  Paper and paperboard
   (including allocated
    power losses)        (2,950)  (2,472)     -     (9,586)  (19,347)      -
  Converted products
   (including allocated
    power losses)        (1,503)   2,282      -     (8,352)  (13,743)      -
                       $ 10,429  $16,683  -37.5  $  30,145  $ 20,689  + 45.7
Sales:
  Logs, thousands of
   board feet            61,612   67,979  - 9.4    192,118   200,495   - 4.2
  Lumber, thousands of
   board feet            26,443   26,607  - 0.6     69,933    67,478   + 3.6
  Paper, tons            74,918   64,877  +15.5    211,226   170,345   +24.0
  Paperboard, tons       19,379   21,669  -10.6     62,201    61,897   + 0.5
  Converted products,
   tons                 124,586  128,228  - 2.8    367,102   376,092   - 2.4
  Logs, $/thousand
   board feet         $     506  $   505  + 0.2  $     510  $    514   - 0.8
  Lumber, $/thousand
   board feet               336      336      -        327       327       -
  Paper, $/ton FOB mill
   equivalent               579      579      -        567       569   - 0.4
  Paperboard, $/ton FOB
   mill equivalent          347      326  + 6.4        343       319   + 7.5
  Converted products,
   $/ton                    811      799  + 1.5        806       806       -

Consolidated Statement of Cash Flows (Unaudited)

                                           THREE MONTHS      NINE MONTHS
                                          ENDED JULY 31     ENDED JULY 31
(thousands except per share)                2003     2002     2003      2002
Cash provided by (used for) operations:
Net income (loss)                       $   (177)$  3,164 $  1,730  $ (2,807)
Charges to income not requiring cash:
 Depreciation, depletion and
  amortization                            19,432   18,906   57,642    56,015
 Deferred taxes - net                       (101)   1,817      988      (138)
(Gain) loss on disposition of capital
  assets                                     164      128   (2,860)   (1,004)

Change in:
  Accounts and notes receivable - net     (4,967)  (1,507)  11,073     9,291
  Taxes on income, refundable                  -        -    2,293         -
  Inventories                              4,782     (450)   8,695    10,943
  Other                                    4,913      627   (1,734)    1,550
  Pension and other noncurrent assets     (7,306)  (4,738)  (8,940)  (22,463)
  Accounts, payrolls and other taxes
   payable                                (1,635)  (3,281)   2,497   (14,399)
  Federal income taxes payable                 -        -        -      (606)
  Other noncurrent liabilities             2,930    1,119    3,588     2,682
Cash provided by operations               18,035   15,785   74,972    39,064

Cash provided by (used for) investing:
Additions to:  Plant and equipment        (6,654)  (6,161) (25,745)  (31,126)
               Timber and timberlands     (1,897)    (366)  (4,069)   (2,156)
Proceeds from sale of capital assets        194      148    8,189     3,149
Cash used for investing                   (8,357)  (6,379) (21,625)  (30,133)

Cash provided by (used for) financing:
Long-term debt                           (34,952)      48  (72,257)   16,764
Short-term borrowings                     23,000   (9,000)  24,000    12,000
Restricted cash                                -     (102)       -   (20,709)
Payable to bank resulting from checks
 in transit                                4,109     (409)   2,672    (7,168)
Accounts payable for construction           (814)      57   (5,719)   (8,286)
Cash dividends                            (1,021)       -   (2,043)   (1,532)
Cash used for financing                   (9,678)  (9,406) (53,347)   (8,931)

Change in cash position                        -        -        -         -
Cash position, beginning of period             -        -        -         -
Cash position, end of period            $      - $      -  $     -  $      -



Consolidated Balance Sheet (Unaudited)

                                                 July 31   Oct. 31    July 31
(thousands)                                         2003      2002       2002
Assets
Current assets:
Accounts and notes receivable - net           $  89,507 $  100,580 $   88,778
Taxes on income, refundable                           -      2,293          -
Inventories                                      62,894     71,589     72,275
Restricted cash                                       -          -     20,709
Other                                             9,192      7,458      7,045
          Total current assets                  161,593    181,920    188,807
Capital assets:
Buildings, machinery and equipment at cost    1,832,788  1,828,841  1,828,571
  Accumulated depreciation                    1,095,882  1,059,778  1,049,066
   Costs to be depreciated in future years      736,906    769,063    779,505
Plant sites at cost                               3,524      3,524      3,480
                                                740,430    772,587    782,985
Timber at cost less depletion                   187,114    187,597    189,151
Roads at cost less amortization                   8,353      8,976      8,721
Timberland at cost                               20,239     20,133     20,098
                                                215,706    216,706    217,970
          Total capital assets                  956,136    989,293  1,000,955
Pension and other assets                        143,786    135,229    135,190
                                             $1,261,515 $1,306,442 $1,324,952

Liabilities and Shareholders' Equity
Current liabilities:
Payable to bank due to checks in transit      $  10,136  $   7,464 $    4,197
Accounts payable                                 45,168     51,168     41,023
Short-term borrowings                            26,000      2,000     20,000
Payrolls payable                                 14,571     12,138     13,018
Other taxes payable                               9,979      9,634     10,126
Current installments of long-term debt           20,000     62,400     32,400
          Total current liabilities             125,854    144,804    120,764
Long-term debt                                  479,955    510,195    573,758
Deferred taxes-net                              192,730    191,742    184,809
Other liabilities                                34,293     30,705     24,565
Shareholders' equity:
Common stock (51,076,567 shares)                 76,615     76,615     76,615
Additional paid-in capital                        3,306      3,306      3,306
Retained earnings                               348,762    349,075    341,135
         Total shareholders' equity             428,683    428,996    421,056
                                             $1,261,515 $1,306,442 $1,324,952